                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                       [X]
Filed by a Party other than the Registrant    [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under (S)240.14a -12

                          QUICKSILVER RESOURCES INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No Fee Required
[ ] $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11
    1) Title of each class of securities to which transaction applies:

       ------------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:

       ------------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       ------------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:

       ------------------------------------------------------------------------
    5) Total fee paid:

       ------------------------------------------------------------------------
[ ] Fee paid previously by written preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:
                              -------------------------------------------------
    2) Form Schedule or Registration Statement No.:
                                                   ----------------------------
    3) Filing Party:
                    -----------------------------------------------------------
    4) Date Filed:
                  -------------------------------------------------------------

                          QUICKSILVER RESOURCES INC.
                               Fort Worth, Texas

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             Tuesday, June 5, 2001

To the Stockholders:

     The 2001 annual meeting of stockholders (the "Annual Meeting") of Quicksilver Resources Inc. (the "Company") will be held on Tuesday, June 5, 2001, at 9:00 a.m. local time, at 777 W. Rosedale Street, Fort Worth, Texas, for the following purposes:

(1) To elect seven directors to serve until their successors are duly elected and qualified;

(2) To approve the addition of a new article to the Company's Restated Certificate of Incorporation, and corresponding amendments to the Bylaws, to provide for the classification of the Board of Directors into three classes of directors with staggered terms of office and for their removal only for cause and by a two-thirds vote of stockholders;

(3) To approve the addition of a new article to the Company's Restated Certificate of Incorporation, and corresponding amendments to the Bylaws, which would require that all stockholder action be taken at a stockholders' meeting;

(4) To approve the addition of a new article to the Company's Restated Certificate of Incorporation which would require a two-thirds stockholder vote to amend or repeal certain provisions of the Restated Certificate of Incorporation, as described more fully herein;

(5) To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 2001; and

(6) To transact such other business as may properly come before such meeting or any adjournment(s) thereof.

     The close of business on April 9, 2001, is the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

     You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                         By order of the Board of Directors



                    , 2001               Bill Lamkin
--------------------                     Secretary

                               TABLE OF CONTENTS
                               -----------------

                                                                          Page
Notice of Annual Meeting of Stockholders
Solicitation and Revocability of Proxies....................................1
Election of Directors (Item 1)..............................................2
  Information Regarding Nominees............................................3
  Directors' Meetings and Committees of the Board of Directors..............6
  Management................................................................7
  Security Ownership of Management and Certain Beneficial Holders...........9
  Section 16(a) Beneficial Ownership Reporting Compliance..................11
  Executive Compensation...................................................12
  Compensation Committee Report on Executive Compensation..................15
  Audit Committee Report...................................................18
  Audit Fees...............................................................18
  Stockholder Return Performance Presentation..............................19
  Transactions with Management and Certain Stockholders....................21
Introduction to Amendments to the Restated Certificate
of Incorporation and Corresponding Amendments to the
Bylaws (Items 2, 3 and 4)..................................................22
  Existing Defenses........................................................22
Description of Proposed Amendments.........................................24
Approval of a Classified Board of Directors (Article ELEVENTH) (Item 2)....25
  Advantages...............................................................26
  Disadvantages............................................................26
  Required Vote............................................................26
Requirement That Stockholder Action Be Taken
at a Meeting (Article TWELFTH) (Item 3)....................................27
  Advantages...............................................................27
  Disadvantages............................................................27
  Required Vote............................................................28
Supermajority Vote Required for Amendment or Repeal of
Certain Provisions of the Restated Certificate of Incorporation
(Article THIRTEENTH) (Item 4)..............................................29
  Advantages...............................................................29
  Disadvantages............................................................29
  Required Vote............................................................29
Appointment of Auditors (Item 5)...........................................30
Other Matters (Item 6).....................................................31
Stockholder Proposals......................................................31


APPENDIX A - Audit Committee Charter
APPENDIX B - Certificate of Amendment to the Restated Certificate of
             Incorporation
APPENDIX C - Amendments to the Bylaws

                          QUICKSILVER RESOURCES INC.
                           777 West Rosedale Street
                            Fort Worth, Texas 76104
                                (817) 665-5000
--------------------------------------------------------------------------------

                                PROXY STATEMENT

--------------------------------------------------------------------------------

                   SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting to be held on Tuesday, June 5, 2001, at 9:00 a.m. local time, at 777 West Rosedale Street, Fort Worth, Texas, or at any adjournment(s) thereof. The solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company ("Common Stock").

     The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy were first mailed to stockholders of the Company on or about __________, 2001.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

     At the close of business on April 9, 2001, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 18,603,800 shares of Common Stock, each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

     The Company's annual report to stockholders for the year ended December 31, 2000, including financial statements, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy soliciting material.

                                    ITEM 1.
                             ELECTION OF DIRECTORS

     Under the Company's Bylaws as currently in effect, the Board of Directors may consist of no fewer than one (1) and no more than eight (8) directors, the precise number being fixed within that range by resolution adopted by the Board of Directors or by stockholders at any annual meeting or special meeting or otherwise pursuant to action of the stockholders. The Board of Directors has fixed the number of directors at seven (7).

     The Company's Bylaws currently dictate that each director is elected to serve a one-year term. However, if Item 2, relating to an amendment to the Company's Restated Certificate of Incorporation to provide for a classified Board of Directors, is approved by the stockholders, there will become three separate classes of directors pursuant to such provision. If the proposal is approved by the stockholders, and the director nominees currently standing for election are elected at the Annual Meeting, then the classes of the Board of Directors would be as follows. The first class of directors would consist of Thomas F. Darden, Mark Warner and D. Randall Kent, who will serve until the 2002 annual meeting or until their successors are duly elected and qualified. The second class of directors would consist of Glenn Darden and W. Yandell Rogers, III, who will serve until the 2003 annual meeting or until their successors are duly elected and qualified. The third class of directors would consist of Anne Darden Self and Steven M. Morris, who will serve until the 2004 annual meeting or until their successors are duly elected and qualified. At each annual meeting following this initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding annual meeting after their election or until their successors have been duly elected and qualified.

     If Item 2 is not approved by the stockholders and a classified Board of Directors is not created, then each director elected at this Annual Meeting shall serve until the 2002 annual meeting or until their successors are duly elected and qualified.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed below. If for any reason any nominee is unable to accept the nomination or to serve as a director, an event not currently anticipated, the persons named as proxies reserve the right to exercise their discretionary authority to substitute another person as management's nominee or to reduce the number of management nominees to such extent as the persons named as proxies may deem advisable.

     The following persons have been nominated to serve as directors: Glenn Darden, Thomas F. Darden, D. Randall Kent, Steven M. Morris, W. Yandell Rogers, III, Anne Darden Self, and Mark Warner. Each of the nominees for director currently serves as a director of the Company.

     A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, abstentions and "broker non-votes" will have no effect on the outcome of the election of directors assuming a quorum is present or represented by proxy at the Annual Meeting. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors.

                        Information Regarding Nominees

     The following table sets forth information regarding the names, ages as of March 31, 2001, and principal occupations of the nominees and directors, other directorships in certain companies held by them and the length of continuous service as a director of the Company. Additional information concerning each director follows the table.

                                                                             Director
                               Principal Occupation and Directorships         Since    Age

Glenn Darden              President and Chief Executive Officer of the       12/17/97   45
                          Company; Director of Mercury Exploration
                          Company
Thomas F. Darden          Chairman of the Board of the Company; Director     12/17/97   47
                          of
                          Mercury Exploration Company
D. Randall Kent           Retired Vice President of General Dynamics           3/3/99   75
                          Corporation
Steven M. Morris          President of Morris & Company                        3/3/99   49

W. Yandell Rogers, III    Vice President and General Manager of Ridgway's,     3/3/99   38
                          Inc.
Anne Darden Self          Vice President of Human Resources; Director of       9/1/99   43
                          Mercury Exploration Company
Mark Warner               Director of Hornbeck, Leevack Marine Services,       3/3/99   37
                          Inc.

     GLENN DARDEN has served on the Company's Board of Directors since December 1997. Prior to that time, he served with Mercury Exploration Company for 18 years, and for the last five of those 18 years was the Executive Vice President of that company. Prior to working for Mercury, Mr. Darden worked as a geologist for Mitchell Energy Corporation. He graduated from Tulane University in 1979 with a BA in Earth Sciences. Mr. Darden became a director and Vice President of MSR Exploration Ltd. on March 7, 1997, and was named President and Chief Operating Officer of MSR on January 1, 1998. He served as the Company's Vice President until he was elected President and Chief Operating Officer on March 4, 1999. Mr. Darden became the Chief Executive Officer of the Company in November 1999.

     THOMAS F. DARDEN has served on the Company's board since it was formed. He also served at that time as President of Mercury. During his term as President of Mercury, Mercury developed and acquired interests in over 1,200 producing wells in Michigan, Indiana, Kentucky, Wyoming, Montana, New Mexico and Texas. A graduate of Tulane University with a BA in Economics in 1975, prior to joining the Company, Mr. Darden had been employed by Mercury or its parent corporation, Mercury Production Company, for 22 years. He became a director and the President of MSR on March 7, 1997. On January 1, 1998, he was named Chairman of the Board and Chief Executive Officer of MSR. He was elected President of the Company when the Company was formed and then Chairman of the Board and Chief Executive Officer on March 4, 1999. He served as Chief Executive Officer until November 1999.

     D. RANDALL KENT is a retired Vice President of the General Dynamics Corporation. He joined General Dynamics/Fort Worth Division in 1949 and served in various engineering management positions, including Vice President and Chief Engineer of the F-16 Fighter Program. Following his retirement in 1991, Mr. Kent served as a consultant to the Lockheed-Martin Corporation. He graduated from Louisiana State University in 1947 with a BS in Mechanical Engineering, and from Cornell University in 1949 with an MS in Engineering. Mr. Kent was elected a director of MSR in 1997 and, upon the merger of MSR with the Company, became one of the Company's directors.

     STEVEN M. MORRIS is a Certified Public Accountant and President of Morris & Co., a private investment firm in Houston, Texas. From 1988 to 1991, he was Vice President of Finance for ITEX Enterprises, Inc. From 1981 to 1988, Mr. Morris was Financial Vice President of Hanson Minerals Company, a Houston-based oil and gas exploration company. From 1978 to 1981, he was a partner in the certified public accounting firm of Haley & Morris. He served as Senior Accountant with the Houston office of Arthur Young and Company from 1974 to 1977. Mr. Morris was elected a director of MSR in October 1994. Upon the merger of MSR with the Company on March 4, 1999, Mr. Morris became one of the Company's directors.

     W. YANDELL ROGERS, III has served as Vice President and General Manager of Ridgway's, Inc., based in Houston, Texas, since July 1997. For more than five years prior, he served as Regional Manager for Ridgway's, the largest privately held reprographics firm in the U.S., with more than 60 locations nationwide. He graduated from Southern Methodist University in 1986 with a B.B.A. in Finance. Mr. Rogers was elected a director of MSR in 1997 and, upon the merger of MSR into the Company, became one of the Company's directors.

     ANNE DARDEN SELF is currently President of Mercury, where she has worked since 1992. From 1988 to 1991, she was with BancPLUS Savings Association in Houston, Texas. She was employed as Marketing Director and then spent three years as Vice President of Human Resources. She worked from 1987 to 1988 as an Account Executive for NW Ayer Advertising Agency. Prior to 1987, she spent several years in real estate management. She attended Sweet Briar College and graduated from the University of Texas in Austin in 1980 with a BA in History. Ms. Self was elected as one of the Company's directors in September 1999 and she became Vice President of Human Resources of the Company in July 2000.

     MARK WARNER is currently a member of the board of directors of Hornbeck, Leevack Marine Services, Inc., an integrated marine transportation company in New Orleans, Louisiana. He is also currently affiliated with Growth Capital Partners Inc. in Austin, Texas. He received a Bachelor's degree in Geological Engineering from the University of Missouri-Rolla in 1985 and a Master's degree in Petroleum Engineering from the University of Oklahoma in 1987. From 1987 to 1989, he was a reservoir engineer with Marathon Oil Company in Lafayette, Louisiana, working in the offshore Gulf of Mexico. From 1989 to 1993, he served as Manager of Petroleum Engineering for Remington Oil Company (formerly Box Energy) in Dallas, Texas. In 1995, he received an MBA from the Edwin L. Cox School of Business at Southern Methodist University in Dallas. He served as Director of Domestic Energy Finance for Enron Capital and Trade Resources in Houston, Texas from 1995 to 2000. Mr. Warner was elected as one of the Company's directors at the 1999 meeting of stockholders.

Family Relationships

     Thomas F. Darden, Glenn Darden, and Anne Darden Self are siblings.

Compensation of Directors

     Directors receive no cash remuneration for serving on the Board of Directors but are reimbursed for reasonable expenses incurred by them in attending meetings. On June 5, 2000, the Board of Directors approved the issuance of $20,000 of Common Stock to each of Messrs. Steven M. Morris, D. Randall Kent, W. Yandell Rogers, III and Mark Warner as compensation for their services during 2000. Based upon the average of the high and low closing prices of Common Stock on that date, 3,019 shares of Common Stock have been issued to each of these non-employee directors.

         Directors' Meetings and Committees of the Board of Directors

     The Board of Directors held 4 meetings and took action by written consent 7 times during 2000. Each director attended at least 75% of the aggregate total meetings of the Board of Directors and any committee on which such director served. The Company's Board of Directors has established three committees: a Compensation Committee; an Audit Committee; and a Finance Committee.

Compensation Committee

     The Compensation Committee, which currently consists of Messrs. Morris, Kent, Rogers and Warner, met once formally during 2000. It also addressed matters informally during the year as necessary prior to meetings of the full Board of Directors. Its principal functions are to review and approve the compensation of the officers and other employees of the Company. Members of the Compensation Committee are not eligible to participate in any of the plans that they administer.

     To date, no member of the Company's Compensation Committee has served as an officer or employee of the Company or any of its subsidiaries. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or its Compensation Committee.

Audit Committee

     The Audit Committee, which currently consists of Messrs. Morris, Kent, Rogers and Warner, held no formal meetings, separate from full meetings of the Board of Directors, during 2000. Matters addressed by such committee during the year were dealt with informally as necessary prior to meetings of the full Board of Directors. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's independent accountants, the scope of the annual audit, fees to be paid to the independent accountants, the performance of the Company's independent accountants and the Company's accounting practices.

     The Board of Directors of the Company has adopted a written charter for the Audit Committee. A copy of the charter is included as Appendix A to this Proxy Statement. The members of the Audit Committee are independent, as such term is defined in the applicable sections of the American Stock Exchange's listing standards.

Finance Committee

     The Finance Committee, which currently consists of Messrs. Glenn Darden, Warner and Rogers held no formal meetings during 2000. It was established in October 1999 in connection with a public offering of Common Stock by the Company completed in November 1999, primarily for the purpose of determining the price for shares of Common Stock sold in the offering.

                                  Management

     The following information is provided with respect to the executive officers of the Company and other officers who make significant contributions to the business of the Company.

Name                                   Age           Position(s) Held With Quicksilver
----                                   ---           ---------------------------------

                                           Executive Officers
                                           ------------------

Thomas F. Darden                        47          Chairman of the Board
Glenn Darden                            45          President, Chief Executive Officer and Director
Bill M. Lamkin                          54          Executive Vice President and Chief Financial Officer
Jeff Cook                               44          Senior Vice President-Operations
Fred van Naerssen                       59          Vice President and Chief Accounting Officer
Houston Kauffman                        46          Vice President-Manager of Acquisitions, Divestitures
                                                       & Trades
Robert N. Wagner                        37          Vice President-Engineering

                                            Other Officers
                                            --------------

Anne Darden Self                        43          Vice President-Human Resources
D. Wayne Blair                          44          Vice President and Controller
MarLu Hiller                            38          Treasurer

     The following biographies describe the business experience of the Company's executive officers, who are not also director nominees, and the other officers named above.

     BILL M. LAMKIN is a Certified Management Accountant and a Certified Cash Manager with over 20 years of experience in the oil and gas industry. He graduated from Texas Wesleyan University with a BBA in Accounting in 1968. He served as Controller/Chief Financial Officer at Whittaker Corporation and Sargeant Industries, Inc. between 1970 and 1978. He worked as Treasurer, Controller, and Director of Financial Services at Union Pacific Resources until he became the Company's Executive Vice President and Chief Financial Officer when he joined the Company in June 1999.

     JEFF COOK became the Company's Senior Vice President-Operations in July 2000. From 1979 to 1981, he held the position of operations supervisor with Western Company of North America. In 1981, he became a district production superintendent for Mercury Exploration Company and became Vice President of Operations in 1991 and Executive Vice President in 1998 before joining Quicksilver. Mr. Cook graduated from Texas Christian University with a BA in Business Administration in 1979.

     FRED VAN NAERSSEN is a Certified Public Accountant with over 30 years experience in public and industry accounting. He was with PricewaterhouseCoopers for seven years before joining Union Pacific Corporation in 1973. At Union Pacific he served in various capacities in the financial field, including 13 years at Union Pacific Resources. Mr. van Naerssen joined the Company in July 1999 after retiring from Union Pacific Corporation.

     HOUSTON KAUFFMAN is a professional landman, having graduated from the University of Texas in 1978 with a degree in Petroleum Land Management. From 1979 to 1991, he held various staff and supervisory positions with Amoco Production Company. After receiving his master's degree in Business Administration from Houston Baptist University in 1991, he was a land manager and ultimately land acquisition and divestment manager with CNG Producing Company. He became manager of business development for Mercury Exploration Company in 1995, and became Quicksilver's manager of acquisitions, divestments and trades at Quicksilver's inception in December 1997. On March 4, 1999, Mr. Kauffman was elected Vice President-Manager of Acquisitions, Divestitures & Trades, of Quicksilver.

     ROBERT N. WAGNER has served as the Company's Vice President-Engineering since July 1999. From January 1999 to July 1999, he was the Company's manager of eastern region field operations. From November 1995 to January 1999, Mr. Wagner held the position of district engineer with Mercury. Prior to 1995, Mr. Wagner was with Mesa, Inc. for over 8 years and served as both drilling engineer and production engineer. Mr. Wagner received a BS in Petroleum Engineering from the Colorado School of Mines in Golden, Colorado in 1986.

     D. WAYNE BLAIR is a Certified Public Accountant with over 20 years of experience in the oil and gas industry. He graduated from Texas A&M University in 1979 with a BBA in Accounting. He was employed by Sabine Corporation from 1980 through 1988 where he held the position of Assistant Controller. From 1988 through 1994, he served as Controller for a group of private businesses involved in the oil and gas industry. Prior to joining Quicksilver in April 2000, he was the Controller for Mercury Exploration Company.

     MARLU HILLER is a Certified Public Accountant with over 15 years of experience in public and oil and gas accounting. She graduated from Baylor University with a BBA in Accounting in 1985, and was with Ernst & Young for 3 years before joining Union Pacific Resources. At Union Pacific Resources she served in various capacities, including financial reporting, financial system implementations, and manager of accounting for Union Pacific Fuels, which was Union Pacific Resources' marketing company. Ms. Hiller joined Quicksilver in August of 1999 as Director of Financial Reporting and Planning and was named Treasurer in May of 2000.

                       Security Ownership of Management
                        and Certain Beneficial Holders

     The following table presents information regarding beneficial ownership of Common Stock as of March 31, 2001. The table presents the beneficial ownership for: each of the directors; each of the executive officers named in "Executive Compensation"; each person who the Company knows owns beneficially more than 5% of Common Stock; all of the executive officers and directors as a group; and the Darden family as a group.

     Unless otherwise indicated in the footnotes, each person listed has sole voting and dispositive power over the shares indicated as owned by that person, and the address of each stockholder is the same as the Company's address.

                                                         Beneficial Share Ownership
          Executive Officers, Directors and 5%       ------------------------------------
                     Stockholders                                          Percent of
          ------------------------------------       Number of Shares  Outstanding Shares
                                                     ----------------  ------------------

Directors

Glenn Darden (1)(4)                                         620,669                  3.3%

Thomas F. Darden (1)(4)                                     637,479                  3.4%

Anne Darden Self (1)                                        535,573                  2.9%

Steven M. Morris (2)(3)                                     297,763                  1.6%

D. Randall Kent (2)                                           7,619                    *

W. Yandell Rogers, III (2)                                    8,119                    *

Mark Warner (2)                                               3,019                    *

Executive Officers not named above

Houston Kauffman (4)                                         45,983                    *

Bill Lamkin (4)                                              24,407                    *

Fred van Naerssen                                            21,695                    *

Jeff Cook                                                    86,135                    *

Directors and executive officers as a group (5)           1,982,801                 10.4%

Holders of 5% or more not named above

Mercury Exploration Company (6)                           5,758,927                 30.0%

Quicksilver Energy, L.C. (7)                              3,030,861                 16.3%

Darden family group (8)                                   1,971,859                 10.3%

Laird Norton Trust Company of Seattle (9)                 1,352,200                  7.3%

Wentworth, Hauser & Violich (9)                           1,352,200                  7.3%

Wellington Management Company, LLP (9)                    1,475,000                  7.9%

----------
* Indicates less than 1%

(1) Does not include shares beneficially owned by Mercury Exploration Company or Quicksilver Energy, L.C. ("QELC"). See footnotes 6 and 7. Does include with respect to each person 110,000 shares subject to immediately exercisable warrants. Also includes with respect to each of Thomas F. Darden and Glenn Darden 38,547 shares subject to immediately exercisable options. Also includes with respect to each of Thomas F. Darden, Glenn Darden and Anne Darden Self 133,110, 113,350 and 95,200 shares, respectively, for which each is co-trustee for family member trusts.

(2) Number of shares indicated includes 3,019 shares issued to this non-employee director as compensation for service during 2000. The address of Steven M. Morris is 952 Echo Lane, Suite 335, Houston, Texas 77024. The address of D. Randall Kent is 4421 Tamworth Road, Fort Worth, Texas 76116. The address of W. Yandell Rogers, III is 5711 Hillcroft, Houston, Texas 77036. The address of Mark Warner is 2108 Hartford Road, Austin, Texas 78703.

(3) Number of shares indicated includes 120,922 shares owned of record by Pozo Resources, Inc., which shares are beneficially owned by Mr. Morris.

(4) Number of shares indicated includes with respect to Glenn Darden, Thomas F. Darden, Houston Kauffman and Bill Lamkin 38,547, 38,547, 18,983 and 24,407 option shares, respectively, that vested on February 10, 2001.

(5) Includes 330,000 shares subject to immediately exercisable warrants, 120,484 shares subject to immediately exercisable options, 170,830 shares held in trusts of which Darden family members are co-trustees, 120,922 shares owned by Pozo Resources, Inc. and a total of 12,076 shares issued to four non-employee directors as compensation for service during 2000. Does not include shares beneficially owned by Mercury or QELC.

(6) Number of shares indicated includes 594,000 shares subject to immediately exercisable warrants. Each of Thomas F. Darden, Glenn Darden and Anne Darden Self are directors and stockholders of Mercury and share voting and investment power with respect to the 5,758,927 shares of Common Stock beneficially owned by Mercury. Each of these persons disclaims beneficial ownership of all such shares.

(7) Each of Mercury, Estate of Frank Darden, Thomas F. Darden, Glenn Darden and Anne Darden Self are members of QELC and share voting and investment power with respect to the 3,030,861 shares of Common Stock beneficially owned by QELC. Each such person disclaims beneficial ownership of those shares.

(8) Does not include shares beneficially owned by Mercury Exploration Company or QELC. See footnotes 6 and 7. The Darden family group includes Estate of Frank Darden, Lucy Darden, Thomas F. Darden, Glenn Darden, Anne Darden Self and eight Darden family trusts which together presently control 1,454,765 shares of Common Stock, representing 7.8% of the outstanding shares, and beneficially approximately 1,971,859, representing 10.3% of the Company's outstanding shares.

(9) Information presented is made in reliance on statements filed with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended. The filing by Laird Norton Trust Company of Seattle and Wentworth, Hauser & Violich was made in February 2000 as a joint filing indicating shared voting power over 1,352,200 shares of Common Stock. The addresses of the two entities are 801 Second Avenue, Suite 1600, Seattle, Washington 98104 and 333 Sacramento Street, San Francisco, California 94111, respectively. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

            Section 16(a) Beneficial Ownership Reporting Compliance

     Compliance with Section 16(a) of the 1934 Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company during, and with respect to, fiscal 2000, the Company believes that during fiscal 2000 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were in compliance with section 16(a), with the following exceptions.

     - Each of Messrs. Lamkin, Wagner and van Naerssen failed to file a timely initial report on Form 3 and a statement of changes report on Form 5 for the year 2000, but the required reports have been subsequently filed;

     - Mr. Jeff Cook failed to file a timely initial report on Form 3, but the required report has been subsequently filed; and

     - Each of Messrs. Kauffman, Frank Darden, Thomas Darden, Glenn Darden, Rogers, Kent and Morris, Ms. Anne Darden Self and Mercury Exploration Company failed to file a timely statement of changes report on Form 5 for the year 2000, but the required reports have been subsequently filed.

                            Executive Compensation

     The following Summary Compensation Table sets forth the annual and long term compensation for the Company's Chief Executive Officer, the four most highly-compensated executive officers other than the Chief Executive Officer and one additional executive officer who was not elected until October 2000.


Summary Compensation Table

                                                                                        Long Term Compensation
                                                                                        ----------------------
                                                         Annual Compensation                     Awards
                                               ---------------------------------------  ----------------------
                                                                        Other Annual    Restricted     Securities
Name and Principal                                         Bonus        Compensation       Stock       Underlying
     Position                            Year  Salary ($)  ($)(6)           ($)            Awards      Options (#)
------------------                       ----  ----------  -------      -------------   ------------   ----------
                                                                                           ($)(7)
Glenn Darden (1)                         1998          -         -                  -
President and                            1999    150,000         -                  -
Chief Executive Officer                  2000    150,000   100,020                  -         49,980       81,356

Thomas F.  Darden (1)                    1998          -         -                  -
Chairman of the Board and                1999    150,000         -                  -
former Chief Executive Officer           2000    150,000   100,020                  -         49,980       81,356

Bill Lamkin (2)                          1998          -         -                  -              -            -
Executive Vice President, Chief          1999          -         -                  -              -            -
Financial Officer and Secretary          2000    135,000    89,920                  -         45,080      173,220

Jeff Cook (3)                            1998          -         -                  -              -            -
Senior Vice President                    1999          -         -                  -              -            -
                                         2000    136,000    86,880                  -         45,120      100,000

Fred van Naerssen (4)                    1998          -         -                  -              -            -
Vice President and Chief                 1999          -         -                  -              -            -
Accounting Officer                       2000    120,000    79,820                  -         40,180       90,085

Houston Kauffman (5)                     1998          -         -                  -              -            -
Vice President-Manager of                1999          -         -                  -              -            -
Acquisitions, Divestitures and Trades    2000    105,000    69,720                  -         35,280      106,949

________________________________
(1) Glenn Darden and Thomas F. Darden were the only executive officers who received salary and bonus in excess of $100,000 during 1999. No executive officer received salary and bonus in excess of $100,000 during 1998.
(2)  Bill Lamkin commenced employment with the Company in June 1999.
(3)  Jeff Cook was elected as an officer in October 2000.
(4)  Fred van Naerssen commenced employment with the Company in July 1999.
(5)  Houston Kauffman commenced employment with the Company in March 1999.
(6) Bonuses equal to 100% of the officers' salaries were granted for the year ended December 31, 2000, payable two-thirds in cash and one-third in Common Stock. These amounts represent the two-thirds cash amounts of such bonuses paid on February 1, 2001.
(7) These amounts represent the one-third stock amount of the bonuses described in note (6) above. Restricted stock awards were made based upon a per share price of $9.80, the last reported sales price for Common Stock on the American Stock Exchange on February 1, 200l. The restricted stock awards will vest on February 1, 2002. No dividends will be paid on the restricted stock awards.

Stock Options Granted in 2000

     The following table contains information concerning stock option grants made to the executive officers named in the Summary Compensation Table appearing above during the fiscal year ended December 31, 2000. No stock appreciation rights were granted to the individuals during 2000. Each option has a maximum term of 5 years, subject to earlier termination in the event of the optionee's cessation of employment with the Company.

                      Number of   % of Total
                     Securities     Options                             Potential Realizable Value at
                     Underlying   Granted to    Exercise                   Assumed Annual Rates of
                       Options     Employees   Price per   Expiration   Stock Price Appreciation for
       Name            Granted    in 2000 (1)  Share ($)      Date             Option Term (2)
       ----          -----------  -----------  ----------  ----------  -------------------------------
                                                                                5% ($)         10% ($)
                                                                              -------         -------
-----------------------------------------------------------------------------------------------------
Glenn Darden          81,356 (3)        10.1      3.6875      2/10/05          82,800         183,153
                          -              -           -           -               -               -

Thomas F. Darden      81,356 (3)        10.1      3.6875      2/10/05          82,800         183,153
                          -              -           -           -               -               -

Bill Lamkin           73,220 (3)         9.1      3.6875      2/10/05          74,520         164,837
                     100,000 (4)        12.4      7.1250      7/01/05         196,650         434,988

Jeff Cook                 -              -           -           -               -               -
                     100,000 (4)        12.4      7.1250      7/01/05         196,650         434,988
Fred van Naerssen     65,085 (3)         8.1      3.6875      2/10/05          66,240         146,523
                      25,000 (4)         3.1      7.1250      7/01/05          49,163         108,747

Houston Kauffman      56,949 (3)         7.1      3.6875      2/10/05          57,960         128,207
                      50,000 (4)         6.2      7.1250      7/01/05          98,325         217,494

________________________
(1) The aggregate number of options granted to employees in 2000 was 804,203, 27,000 of which have expired.
(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. Potential realizable value is determined by multiplying the per share market price of the grant, $3.6875 or $7.125 as indicated, and the sum of 1 plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option (5 years)), subtracting the exercise price per share from the product, and multiplying the remainder by the number of securities underlying the grant at fiscal year end.
(3) The options vest as to one-third of the option shares on each of February 10, 2001, February 10, 2002 and February 10, 2003.
(4) The options vest as to one-third of the option shares on each of July 1, 2001, July 1, 2002 and July 1, 2003.

Stock Option Exercises and Fiscal Year-End Option Values

     The following table contains certain information concerning the value of unexercised options at December 31, 2000. None of the named executive officers exercised any stock options during 2000.

                        Number of Securities       Value of Unexercised
                        Underlying Unexercise     In-The-Money Options at
                              Options              December 31, 2000 (1)
                        at December 31, 2000
                        ---------------------     -----------------------

       Name          Exercisable  Unexercisable  Exercisable  Unexercisable
       ----          -----------  -------------  -----------  -------------

Thomas F. Darden          11,428      81,356      $10,000       $483,051

Glenn Darden              11,428      81,356       10,000        483,051

Bill Lamkin                    -      73,220          -          434,744
                                     100,000          -          250,000

Jeff Cook                            100,000          -          250,000

Fred van Naerssen              -      65,085          -          386,442
                                      25,000          -           62,500

Houston Kauffman               -      56,949          -          338,135
                                      50,000          -          125,000

--------------------
(1) The fair market value of the options for the year ended December 31, 2000 is based upon a market value per share of $9.625, which was the closing price of the stock on December 31, 2000.

            Compensation Committee Report on Executive Compensation

     The Compensation Committee's principal duties are to review and approve the compensation of the officers and other employees of the Company. Members of the Compensation Committee are not eligible to participate in any of the plans that they administer.

     The Compensation Committee of the Board of Directors is composed of Messrs. Morris, Kent, Rogers and Warner, each of whom is a non-employee director of the Company.

     The Compensation Committee reviews and approves executive compensation, establishes target profit goals, makes grants of long-term incentives, and determines the compensation to be paid to the chief executive officer and each of the other officers of the Company. The goal of the executive compensation program is to reward executives for their performance and enhancement of stockholder value.

     The Compensation Committee believes that compensation of executive officers should not only be adequate to attract, motivate and retain competent executive personnel, but should also serve to align the interests of executive officers with those of stockholders. To achieve these ends, in addition to a competitive yet modest base salary, the Company has adopted incentive compensation plans that are dependent upon the Company's performance.

Base Salary

     While the Compensation Committee believes it is crucial to provide salaries within a competitive market range in order to attract and retain personnel who are highly talented, the Compensation Committee has established a philosophy of generally providing more conservative base salaries coupled with incentive compensation opportunities that strongly emphasize pay-for-performance. The specific competitive markets considered depend on the nature and level of the positions in question and the labor markets from which qualified individuals would be recruited. The Compensation Committee intends to review the executive group's salaries on a biannual basis and adjust them if they deviate substantially from the average for other companies, including the Peer Group (as defined under "Stockholder Return Performance Presentation"), and salary levels implied by other market data.

Incentive Compensation

     Under previously established bonus arrangements for executive officers of the Company, the Company's executive officers are eligible for bonuses in addition to their salaries each year equal to up to 100% of their salary. In February 2001, bonuses equal to 100% of the annual salaries of the officers were declared for the year ended December 31, 2000. The Company paid two-thirds of such bonuses in cash in February 2001 and will pay one-third of such bonuses in Common Stock. The stock portion of such bonuses will vest on February 1, 2002. Bonus awards are based on the Company's achievement of growth targets measured by assets, available cash flow, net income per share, and stock price per share. The executive officer must be employed at the time of vesting to receive any remaining portion of the bonus.

Stock Option and Retention Stock Plan

     The Company's 1999 Stock Option and Retention Stock Plan was adopted by the Board of Directors on October 8, 1999 and was approved by the stockholders at the June 6, 2000 annual meeting of stockholders. Such plan authorizes the Compensation Committee to award incentive stock options, non-qualified stock options, stock appreciation rights, and retention stock awards for up to 1.3 million shares of Common Stock to key employees of the Company. Options generally have five-year terms, with exercise restrictions that lapse over a five-year period.

     The 1999 Stock Option and Retention Stock Plan is designed to promote and closely align the interests of officers and employees with those of the stockholders of the Company by providing stock based compensation. The plan is intended to strengthen the Company's ability to reward performance which enhances long term stockholder value; to increase employee stock ownership through performance based compensation plans; and to strengthen the Company's ability to attract and retain an outstanding employee and executive team.

Chief Executive Officer Compensation

     As described above, the Company's executive compensation philosophy, applicable to the compensation of the Company's current chief executive officer, Glenn Darden, is to provide a competitive, but conservative, base salary and incentive compensation based upon the Company's performance. The Compensation Committee believes there is necessarily some subjectivity in setting cash compensation of the Company's executive officers and does not use predetermined performance criteria when setting such cash compensation. In determining appropriate cash compensation levels, the Compensation Committee subjectively and quantitatively analyzes the individual's performance, the performance of the Company and the individual's contribution to that performance. The primary factor considered in setting bonus levels is growth in areas such as assets, available cash flow, net income per share, and stock price per share. The Compensation Committee also considers the executive's level and scope of responsibility, experience, and the compensation practices of competitors for executives of similar responsibility.

     Base Salary. Glenn Darden received an annual salary of $150,000 in 2000. The salary was established in part by comparison with salaries paid by larger competitors with the Company.

     Incentive Compensation. Glenn Darden was awarded a cash bonus of $100,020 for the year 2000 and a restricted stock award in the amount of $49,980, which represents 5,100 shares of Common Stock. The restricted stock award will vest on February 1, 2002.

     Stock Options. Glenn Darden was granted an option to purchase 81,356 shares of Common Stock on February 10, 2000. The strike price is $3.6875 and the option vested or will vest as to one-third of the option shares on each of February 10, 2001, February 10, 2002 and February 10, 2003.

Section 162(m)

     Section 162(m) of the Internal Revenue Code of 1986 places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any one fiscal year with respect to the chief executive officer and the other four most highly compensated individuals who are executive officers as of the end of the fiscal year. This deduction limitation, however, does not apply to certain "performance based" compensation. The Compensation Committee does not currently intend to award levels of compensation that would result in a limitation on the deductibility of a portion of such compensation for federal income tax purposes; however, the Compensation Committee may authorize compensation that results in such limitations in the future if it determines that such compensation is in the best interest of the Company.

               Compensation Committee of the Board of Directors

               Steven M. Morris          W. Yandell Rogers, III
               D. Randall Kent           Mark Warner

                            Audit Committee Report

     The Audit Committee of the Company's Board of Directors is responsible for assisting the Board of Directors of the Company in monitoring the integrity of the financial statements of the Company, compliance by the Company with legal and regulatory requirements and the independence and performance of the Company's internal and external auditors. The consolidated financial statements of the Company for the year ended December 31, 2000 were audited by Deloitte & Touche LLP.

     As part of its activities, the Committee has:

     1. Reviewed and discussed the audited financial statements of the Company with management;

     2. Discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61;

     3. Received the written disclosures and letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1; and

     4.   Discussed with Deloitte & Touche LLP the auditor's independence.

     Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company for the year ended December 31, 2000 be included in applicable filings with the SEC on Form 10-K.

                   Audit Committee of the Board of Directors

               Steven M. Morris          W. Yandell Rogers, III
               D. Randall Kent           Mark Warner

                                  Audit Fees

     Fees for the most recent annual audit of the Company's financial statements were $152,000, and all other fees paid to the Company's independent auditor for the year ended December 31, 2000 aggregated $172,600, including tax-related fees of $32,700 and nonaudit fees of $139,900. Nonaudit fees include due diligence assistance on business acquisitions and audit reports issued in connection with capital-raising activities. Tax-related services include primarily tax consulting services. The Audit Committee of the Board of Directors has considered whether the provision of audit-related, tax-related and nonaudit services, fees for which are disclosed above, is compatible with maintaining the accountant's independence.

                  Stockholder Return Performance Presentation

     As required by applicable rules of the Securities and Exchange Commission, the performance graph shown below was prepared based upon the following assumptions:

 .    $100 was invested in Common Stock, the S&P 500, the Dow Jones Secondary
     Oils Index and the Peer Group (as defined below) on February 28, 1999 at the market price of Common Stock of $7.50 per share and the closing price of the stocks comprising the S&P 500, the Peer Group and the Dow Jones Secondary Oils Index on such date. Although the Company's Common Stock did not begin trading on the American Stock Exchange until March 5, 1999, it has been assumed for purposes of the graph that the Common Stock began trading on February 28, 1999 and that its closing price on that date was the same as the closing price on March 5, 1999.

 .    Peer Group investment is weighted based upon the market capitalization of each individual company within the Peer Group at each measuring point. The Peer Group is comprised of the following companies: Cabot Oil & Gas Corporation, Comstock Resources, Inc., Cross Timbers Oil Company, Evergreen Resources, Inc., Mallon Resources Corporation, Prima Energy Corporation, Range Resources Corporation and Vintage Petroleum, Inc.

 .    Dividends are reinvested on the ex-dividend dates. For purposes of dividend reinvestment, 1999 is treated as a full fiscal year even though the first measuring point is February 28, 1999.

 .    The Peer Group index will not be used in subsequent years because of the complexities in developing and using the Peer Group index. Additionally, it may be difficult to evaluate whether the Peer Group will continue to provide an appropriate comparison in future years, which may result in the need to make adjustments to the issuers included in the Peer Group. The Company will use the Dow Jones Secondary Oils Index in subsequent years in lieu of the Peer Group index. The index criteria are as follows: market capitalization range is small; country/region is the United States; and the sector name is oil and gas.

[PERFORMANCE GRAPH]

                                    Dow Jones
Measurement Period          QRI  Secondary Oils  Peer Group  S&P 500
------------------          ---  --------------  ----------  -------

       12/31/00             128        232           428        107
       12/31/99              58        120           191        119
       2/28/99              100        100           100        100

             Transactions with Management and Certain Stockholders

     Set forth below is a description of certain transactions entered into between the Company and certain of its officers, directors, and stockholders and their affiliates for the year ended December 31, 2000.

Assumption of Administrative and Operational Functions

     On April 1, 2000, the Company assumed the accounting, treasury and administrative functions, and on July 1, 2000 it assumed operational functions, of its oil and gas properties, all of which were previously performed by Mercury Exploration Company, a related party controlled by the Darden family. As a result, the Company's headcount went from 23 on December 31, 1999 to 214 at year-end 2000. With an acquisition of Mercury assets in 2000 (described below) and assumption of all functions from Mercury, the Company has all but eliminated its dependence on and transactions with Mercury.

Mercury Acquisition

     Effective July 31, 2000, the Company purchased substantially all of the oil and gas-related assets of, and 65% of a gas compression company from, Mercury Exploration Company for approximately $18 million. An independent appraiser determined the fairness, from a financial point of view, of the $18 million purchase price, and the non-related party members of the Company's Board of Directors approved the purchase. The acquisition was financed through assumption of existing debt of $6.1 million, application of an account receivable of $7.2 million, a note payable to Mercury of $3.2 million and accounts payable of $1.3 million. The assets purchased included all the capital stock of Mercury Michigan, Inc. ("MMI"), 65% of the capital stock of Mechanical Technology Services, L.L.C. ("MTS"), and gas and oil properties located in Indiana and Kentucky. MMI is a gas processing company, which gathers and processes approximately 75 million cubic feet of natural gas per day, and which owns fifty percent each of Beaver Creek Pipeline, L.L.C. and Cinnabar Energy Services & Trading, L.L.C. As a result of the acquisition, the Company now owns 100% of Beaver Creek and Cinnabar, 50% directly and 50% indirectly through MMI. MTS sells, installs, repairs and maintains compression for the natural gas industry.

                          INTRODUCTION TO AMENDMENTS
                 TO THE RESTATED CERTIFICATE OF INCORPORATION
                  AND CORRESPONDING AMENDMENTS TO THE BYLAWS
                               ITEMS 2, 3 AND 4


     The Board of Directors believes that the staggered election approach, which is the subject of Item 2 below, facilitates continuity and stability of leadership and policy by helping ensure that at any given time a majority of the directors will have prior experience as directors of the Company and will be familiar with its business and operations. This permits more effective long-term strategic planning. The Board believes that the continuity and quality of leadership promoted by a staggered Board helps create long-term value for the stockholders of the Company.

     The Board of Directors has also observed that certain tactics, including proxy fights, hostile tender offers and "greenmail," have become relatively common in modern takeover practice. The Board of Directors considers such tactics to be highly disruptive to a corporation and often contrary to the overall best interests of its stockholders. In particular, such tactics frequently represent an attempt to acquire a corporation in the marketplace at an unfairly low price. Items 2, 3 and 4 (the "Amendments"), proposed amendments to the Company's Restated Certificate of Incorporation (the "Restated Certificate"), are being submitted for stockholder approval to better position the Company to address such tactics.

     The Amendments are intended to encourage persons seeking to acquire control of the Company to initiate such efforts through negotiations with the Company's Board of Directors. The Board of Directors believes that the Amendments will help give the Board of Directors the time necessary to evaluate unsolicited offers, as well as appropriate alternatives, in a manner which assures fair treatment of the Company's stockholders. The Amendments are also intended to increase the bargaining leverage of the Board of Directors, on behalf of the Company's stockholders, in any negotiations concerning a potential change of control of the Company. The Amendments will, however, make more difficult or discourage a proxy contest or the assumption of control by a substantial stockholder and thus could increase the likelihood that incumbent directors will retain their positions. The Amendments, if they are adopted, could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company even though such attempt might be beneficial to the Company's stockholders.

                               Existing Defenses

     The Company's current Restated Certificate does not contain provisions intended by the Company to have, or to the knowledge of the Board of Directors having, an anti-takeover effect, with the exception of provisions relating to authorized and unissued shares of Common Stock and provisions permitting the Board to establish the terms of, and to issue, shares of the Company's preferred stock. The Restated Certificate currently authorizes the issuance of 40,000,000 shares of Common Stock, not all of which have been issued or reserved. This authorized and available Common Stock could (within the limits imposed by applicable law and the rules of the American Stock Exchange) be issued by the Company and used to discourage a change in control of the Company. For example, the Company could privately place shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. Shares of Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal the Bylaws or certain provisions of the Restated Certificate would not receive the two-thirds vote required by Item 4. See "Item 4: Supermajority Vote Required for Amendment or Repeal of Certain Provisions of the Restated Certificate of Incorporation."

     The Company's Restated Certificate currently authorizes the issuance of 10,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series without stockholder approval. With regard to the Preferred Stock, the Company's Board of Directors may determine: the preferences; conversion or other rights; voting powers; restrictions; limitations on dividends; and qualifications and terms and conditions of redemption. As a result, without stockholder approval, the Company's Board of Directors could authorize the issuance of Preferred Stock with voting, conversion and other rights that could dilute the voting power and other rights of the holders of Common Stock. The Board has authorized just one share of Preferred Stock. This authorization occurred in connection with the Company's acquisition of the minority interest in its Canadian subsidiary, MGV Energy, Inc., in late 2000. The single share of Preferred Stock provides voting rights to the holders of MGV's exchangeable shares, which are substantially the equivalent of 283,669 shares of Common Stock.

     As noted in "Security Ownership of Management and Certain Beneficial Holders," all directors and officers of the Company as a group beneficially owned, as of March 31, 2001, 1,532,317 shares of Common Stock plus 450,484 shares issuable pursuant to options and warrants exercisable within 60 days of the date hereof. These shares represent 10.4% of the outstanding Common Stock of the Company. The officers and directors are, therefore, unable to prevent any action requiring a two-thirds stockholder vote under the Amendments from becoming effective. Currently, as noted in "Security Ownership of Management and Certain Beneficial Holders," the Darden family group, Mercury Exploration Company and Quicksilver Energy, L.C. hold sufficient shares alone to prevent an action requiring either a majority vote or a two-thirds vote from becoming effective.

     The Amendments are permitted by Delaware law and are consistent with the rules of the American Stock Exchange on which the Company's Common Stock is listed. The Amendments are not the result of any specific efforts of which the Company is aware to obtain control of the Company. The Board of Directors does not contemplate recommending the adoption of any further amendments to the Restated Certificate or Bylaws of the Company that would affect the ability of third parties to effect a change in control of the Company. However, the Board of Directors may wish in the future to review the advisability of adopting other measures that may affect takeovers in the context of applicable law and judicial decisions.

                    DESCRIPTION OF THE PROPOSED AMENDMENTS

     The Amendments described in Items 2, 3 and 4 are contained within the Certificate of Amendment to the Restated Certificate of Incorporation set forth in Appendix B to this Proxy Statement, in substantially the form in which they will take effect if the Amendments are approved by the stockholders. Corresponding amendments to the Bylaws are set forth in Appendix C to this Proxy Statement, in substantially the form in which they will take effect if the Amendments are approved by the stockholders. The following description of the Amendments is qualified in its entirety by reference to Appendices B and C.

                                    ITEM 2
        APPROVAL OF A CLASSIFIED BOARD OF DIRECTORS (ARTICLE ELEVENTH)

     The Company's Board of Directors unanimously recommends the approval of the proposed addition of a new article ELEVENTH to the Restated Certificate to provide for the classification of the Board of Directors into three classes of directors with staggered terms of office, including corresponding amendments to the Bylaws.

     The Company's Bylaws now provide that all directors are to be elected annually for a term of one year. Delaware law permits provisions in a company's certificate of incorporation or bylaws approved by stockholders that provide for a classified board of directors. The proposed classified board amendment to the Restated Certificate and conforming amendments to the Bylaws would provide that directors will be classified into three classes, as nearly equal in number as possible. One class would hold office initially for a term expiring at the 2002 annual meeting; another class would hold office initially for a term expiring at the 2003 annual meeting; and another class would hold office initially for a term expiring at the 2004 annual meeting. At each annual meeting following this initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding annual meeting after their election and until their successors have been duly elected and qualified. See "Election of Directors" as to the composition of each class of directors if this proposal is adopted.

     The proposed classified board amendment will significantly extend the time required to effect a change in control of the Board of Directors and may discourage hostile takeover bids for the Company. Currently, a change in control of the Board of Directors can be made by stockholders holding a plurality of the votes cast at a single annual meeting. If the Company implements a classified board of directors, it will take at least two annual meetings for even a majority of stockholders to make a change in control of the Board of Directors, because only a minority of the directors will be elected at each meeting.

     Under Delaware law, directors chosen to fill vacancies on a classified board shall hold office until the next election of the class for which such directors shall have been chosen, and until their successors are elected and qualified. Delaware law also provides that, unless the certificate of incorporation provides otherwise, directors serving on a classified board of directors may be removed only for cause. The Company's Restated Certificate, containing the new article ELEVENTH, will not provide otherwise and will require a two-thirds vote of the stockholders to remove directors. Accordingly, if the classified board proposal is approved by the stockholders, directors will be permitted to be removed only for cause by the affirmative vote of holders of at least two-thirds of the outstanding shares of Common Stock. Presently, all directors of the Company are elected annually and all of the directors may be removed, with or without cause, by a majority vote of the outstanding shares of the Common Stock. Cumulative voting is not authorized by the Restated Certificate.

                                  Advantages

     The classified board proposal is designed to assure continuity and stability in the Board of Directors' leadership and policies. While management has not experienced any problems with such continuity in the past, it wishes to ensure that this experience will continue. The Board of Directors also believes that the classified board proposal will assist the Board of Directors in protecting the interests of the Company's stockholders in the event of an unsolicited offer for the Company.

                                 Disadvantages

     Because of the additional time required to change control of the Board of Directors, the classified board proposal will tend to perpetuate present management. Without the ability to obtain immediate control of the Board of Directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of the Company. Because the classified board proposal will increase the amount of time required for a takeover bidder to obtain control of the Company without the cooperation of the Board of Directors, even if the takeover bidder were to acquire a majority of the Company's outstanding stock, it will tend to discourage certain tender offers, perhaps including some tender offers that stockholders may feel would be in their best interests. The classified board proposal will also make it more difficult for the stockholders to change the composition of the Board of Directors even if the stockholders believe such a change would be desirable.

                                 Required Vote

     In order to be adopted, this proposal must receive the affirmative vote of holders of a majority of the shares of stock eligible to vote at the Annual Meeting.

             The Board of Directors recommends a vote FOR Item 2.

                                    ITEM 3
                      REQUIREMENT THAT STOCKHOLDER ACTION
                    BE TAKEN AT A MEETING (ARTICLE TWELFTH)

     The Company's Board of Directors unanimously recommends the approval of the addition of a new article TWELFTH to the Restated Certificate, including corresponding amendments to the Bylaws, which would require that all stockholder action be taken at a stockholders' meeting.

     Under Delaware law, unless a corporation's certificate of incorporation provides otherwise, any action required or permitted to be taken by stockholders may be taken without a meeting and without a stockholder vote if a written consent setting forth the action to be taken is signed by stockholders having the requisite voting power necessary to authorize such action at a stockholders' meeting.

The Company's Restated Certificate currently does not prohibit the taking of stockholder action by written consent. Proposed article TWELFTH of the Restated Certificate would require all stockholder action be taken at an annual meeting or special meeting of the stockholders, and would prohibit stockholder action by written consent. Under the Company's Bylaws, a stockholders' meeting may be called only by the Chairman of the Board of Directors, the President or a majority of the Company's directors. Thus, this amendment would permit the Board of Directors to delay, until the next annual stockholders' meeting, action favored by the holders of a majority of the outstanding stock. However, in the case of a publicly held corporation with numerous stockholders, such as the Company, action without a stockholders' meeting would, as a practical matter, be available to only a limited number of stockholders acting in concert, and not to the Company's stockholders in general. The Board of Directors believes that a publicly owned corporation should afford all of its stockholders an opportunity to participate in a meeting where stockholder action is proposed to be taken

                                  Advantages

     The provisions eliminating stockholder action by written consent would give all of the Company's stockholders the opportunity to participate in a proposed stockholder action. The Board of Directors also believes that eliminating the written consent procedure would prevent sudden stockholder action to remove the entire Board of Directors and would thereby preserve the Board of Directors' ability to negotiate with a potential takeover bidder on behalf of the Company's stockholders.

                                 Disadvantages

     The provisions eliminating stockholder action by written consent would preclude action by written consent of the stockholders even if a majority of the stockholders believed such action to be in their best interests.

                                 Required Vote

     In order to be adopted, this proposal must receive the affirmative vote of holders of a majority of the shares of stock eligible to vote at the Annual Meeting.

             The Board of Directors recommends a vote FOR Item 3.

                                    ITEM 4
            SUPERMAJORITY VOTE REQUIRED FOR AMENDMENT OR REPEAL OF
                CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE
                     OF INCORPORATION (ARTICLE THIRTEENTH)

     The Company's Board of Directors unanimously recommends the approval of the proposed addition of a new article THIRTEENTH to the Restated Certificate which would require a two-thirds stockholder vote to amend or repeal certain provisions of the Restated Certificate, as described more fully below.

     Currently, the Restated Certificate may be amended or repealed by the vote of stockholders holding a majority of the voting power of the Company. As permitted by Delaware law, this proposal would require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of stock entitled to vote generally for the election of directors, voting together as a single class, for the amendment or repeal of any of the provisions of the Restated Certificate implemented by Items 2, 3 and 4. The two-thirds SUPERMAJORITY vote requirement would also apply to any amendment or repeal of articles NINTH and TENTH of the Restated Certificate. Article NINTH provides that, with certain exceptions, the directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for the breach of their fiduciary duty as directors. Article TENTH allows for the indemnification by the Company of certain parties, including the Company's directors and officers, to the fullest extent permitted by law.

                                  Advantages

     The requirements of this proposal will prevent a stockholder with a majority of the voting power of the Company from avoiding the requirements of the protected provisions of the Restated Certificate by simply repealing them. The SUPERMAJORITY protection given to the indemnification and director liability provisions of the Restated Certificate will help ensure that the Company's agents are adequately protected against liability in the event of a proposed takeover, thereby allowing them to focus on the best interests of the Company and its stockholders.

                                 Disadvantages

     These requirements could give stockholders holding a significant minority of the Company's stock a veto power over changes to the Company's Restated Certificate even if the Board of Directors or a majority of the stockholders favor such changes.

                                 Required Vote

     In order to be adopted, this proposal must receive the affirmative vote of holders of a majority of the shares of stock eligible to vote at the Annual Meeting. As described above, if this proposal is approved, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of stock entitled to vote generally for the election of directors, voting as a single class, will be required to amend or repeal any of the provisions described above.

             The Board of Directors recommends a vote FOR Item 4.

                                    ITEM 5.
                            APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2001. The Company is advised that no member of Deloitte & Touche LLP has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     The Board of Directors recommends that stockholders vote FOR ratification of this appointment.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, and will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                                    ITEM 6.
                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                             STOCKHOLDER PROPOSALS

Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the Company's 2002 annual meeting of stockholders must forward such proposal to the Secretary of the Company at the address indicated on the second page of this proxy statement so that the Secretary receives it no later than December 31, 2001.


By order of the Board of Directors


------------------------------
Bill Lamkin
Secretary

                , 2001
----------------

                                  APPENDIX A



                 CHARTER FOR THE AUDIT COMMITTEE OF THE BOARD
                                 OF DIRECTORS



I.   Purpose

     The Audit Committee (the "Committee") is appointed by the Board of Directors of the Company (the "Board") to assist the Board in fulfilling its oversight responsibilities. The Committee's primary duties and responsibilities are to:

     . Oversee management's conduct of the Company's financial reporting process and systems of internal accounting and financial controls.

     . Monitor the independence and performance of the Company's outside auditors.

     . Provide an avenue of communication among the outside auditors, management and the Board.

     The Committee has the authority to conduct any investigation to enable it to fulfill its responsibilities. It shall have direct access to all Company personal and to the outside auditors and the power to retain independent counsel, accountants and others to assist the Committee.


IV.  Composition and Meetings

     The Committee's composition shall meet the independence requirements of the American Stock Exchange. The Committee shall meet at least annually and shall be comprised of not less than three directors, each of whom shall be independent, non-Darden family and free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     Committee members shall be appointed by the Board on recommendation of the Nominating Committee. If a Committee Chair is not designated by the Board or present at a meeting, the members of the Committee may designate a Chair by majority vote of the members of the Committee who are present. A majority of the members of the Committee shall constitute a quorum.



V.   Responsibilities and Duties

     The Committee's principal responsibly is one of oversight. The Company's management is responsible for preparing the Company's financial statements and the outside auditors are responsible for auditing and/or reviewing those financial statements. In carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the outside auditors work. The Committee's specific responsibilities are as follows:

     1. The Committee shall review with management and the outside auditors, the audited financial statements to be included in the Company's Annual Report on Form 10-K prior to filing with the Securities and Exchange Commission ("SEC"), or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K, and review and consider with the outside auditors the matters required to the discussed by statement on Auditing Standards ("SAS") No. 61. The Committee shall review with management and the outside auditors any impact on the financial statements of any new or proposed changes in accounting principals or legal or regulatory requirements.

     2. The Committee or the Committee Chair, prior to filing each quarterly report on Form 10-Q with the SEC, shall review with management and the outside auditors the Company's interim financial results to be included in such, and the matters required to be discussed by SAS No. 61.

     3. The Committee shall discuss with management and the outside auditors the quality, appropriateness and adequacy of the Company's internal controls and accounting principals applied in its financial reporting. The Committee will meet separately with the chief executive and chief financial officers of the Company at least annually to review the financial affairs of the Company at such time as it deems appropriate to review the outside auditors' examination and management report, and may do so in executive session if deemed appropriate.

     4. The outside auditors are ultimately accountable to the Committee and the Board. In connection therewith, the Committee shall:

               . Request from the outside auditors annually a formal written statement delineating all relationships between the outside auditors and the Company consistent with Independence Standards Board Standard No. 1.

               . Discuss with the outside auditors any such disclosed relationships and their impact on the outside auditors' independence.

               . Recommend that the Board take appropriate action in response to the outside auditors' report to satisfy itself of the auditors' independence.

     1. The Committee shall review and evaluate the independence, performance and compensation of the outside auditors, and annually recommend to the Board the appointment of the outside auditors or approve any discharge or replacement of the outside auditors should circumstances warrant.

     2. The Committee shall review and reassess the adequacy of this Charter a least annually. The charter shall be submitted to the Board for approval and shall be published in accordance with SEC regulations.

     3. The Committee shall submit a report to shareholders for inclusion on the Company's annual proxy statement as required by SEC rules.

     4. In addition to the above responsibilities, the Committee will undertake such other duties as the Board delegates to it, and will report at least annually to the Board regarding the Committee's examinations and recommendations.

IV.  Reports and Minutes

     1. The Committee will maintain written minutes of its meetings what will be filed with the minutes of the meetings of the Board.

     2. The Committee will report periodically to the Board regarding the Committee's activities, which will be incorporated as a part of the minutes of the Board at which those activities are presented.

                                  APPENDIX B

                           CERTIFICATE OF AMENDMENT
                                    TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                          QUICKSILVER RESOURCES INC.


        Pursuant to Section 242 of the Delaware General Corporation Law


     Quicksilver Resources Inc., a Delaware corporation (the "Corporation"), hereby certifies as follows:

FIRST:    The name of the Corporation is Quicksilver Resources Inc.

SECOND: New articles ELEVENTH, TWELFTH and THIRTEENTH of the Restated Certificate of Incorporation are hereby added and the full text of such new articles is as follows:

     ELEVENTH: (a) The number of directors constituting the entire Board of Directors shall be not less than three nor more than nine as fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office, and provided, further, that the number of directors constituting the entire Board shall be seven until otherwise fixed by a majority of the entire Board.

     (b) The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year. At the annual meeting of stockholders of the Corporation at which this article ELEVENTH is approved, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. At each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

     (c) Notwithstanding any other provisions of this Restated Certificate of Incorporation or the Bylaws of the Corporation, any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of two-thirds or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.

     TWELFTH: No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to cause any such action to be taken by consent in writing, without a meeting, prior notice, and a vote, is specifically denied.

     THIRTEENTH: Notwithstanding any other provision of this Restated Certificate of Incorporation or the Bylaws of the Corporation (and in addition to any other vote that may be required by law, this Restated Certificate of Incorporation or the Bylaws), the affirmative vote of the holders of at least two-thirds of the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter or repeal any provision of articles NINTH, TENTH, ELEVENTH, TWELFTH, or THIRTEENTH of this Restated Certificate of Incorporation.

THIRD: This Certificate of Amendment to the Restated Certificate of Incorporation shall be effective as of the date of filing.

FOURTH: This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, Quicksilver Resources Inc., has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be executed by its President and Chief Executive Officer and attested by its Secretary this _____ day of June, 2001.

                                        QUICKSILVER RESOURCES INC.


                                        By:
                                            ------------------------------
                                             Glenn Darden, President and
                                             Chief Executive Officer

ATTEST:


--------------------------------------
Bill Lamkin, Executive Vice President,
Chief Financial Officer and Secretary

                                  APPENDIX C

                          Amendments to the Bylaws of
                          Quicksilver Resources Inc.

                               June _____, 2001


     Section 11 of Article II of the Bylaws of the Corporation is amended to read in its entirety as follows:

               Section 11. Actions Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereat were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

     Section 2 of Article III of the Bylaws of the Corporation is amended to read in its entirety as follows:

               Section 2. Number, Qualification, and Term of Office. The number of directors which shall constitute the whole Board of Directors shall not be less than three (3) or more than nine (9). Within the limits above specified, the number of directors which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors. Directors need not be stockholders. The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year. At the annual meeting of stockholders of the Corporation at which this Article III, Section 2 of these Bylaws is approved, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. At each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting, and each such successor shall hold office until his successor is duly elected and qualified, or until his death or retirement or until he resigns or is removed in the manner hereinafter provided. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at any annual or special meeting of stockholders. Such election shall be by written ballot.

     Section 4 of Article III of the Bylaws of the Corporation is amended to read in its entirety as follows:

               Section 4. Removal of Directors. Notwithstanding any other provisions of these Bylaws, any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of two-thirds or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.

     Section 5 of Article III of the Bylaws of the Corporation is amended to read in its entirety as follows:

               Section 5. Vacancies. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

                                     PROXY

QUICKSILVER RESOURCES INC.
777 WEST ROSEDALE STREET, FORT WORTH, TEXAS 76104

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF QUICKSILVER RESOURCES INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 5, 2001

The undersigned hereby appoints Bill Lamkin and John Gremillion and each of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to vote all shares of Quicksilver Resources Inc. Common Stock which the undersigned may be entitled to vote at the annual meeting of stockholders to be held at 9:00 a.m. on Tuesday, June 5, 2001 at 777 West Rosedale Street, Fort Worth, Texas, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED HEREIN. AS TO SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES LISTED HEREON ACCORDING TO THEIR DISCRETION.

Please mark your votes as indicated in this example: /X/

          PROPOSAL 1: ELECTION OF DIRECTORS

     / /       FOR all nominees         / /       WITHHOLD AUTHORITY
               listed to the right                to vote for all nominees
               (except as marked to               listed to the right
               contrary)

     Nominees:

     Glenn Darden                            Thomas F. Darden
     D. Randall Kent                    Steven M. Morris
     W. Yandell Rogers, III             Anne Darden Self
     Mark Warner

INSTRUCTION: to withhold authority to vote for any individual nominee or nominees, strike through the nominee's name above.

          PROPOSAL 2: AMENDMENT TO THE RESTATED CERTIFICATE TO PROVIDE FOR THE CLASSIFICATION OF THE BOARD OF DIRECTORS INTO THREE CLASSES OF DIRECTORS WITH STAGGERED TERMS AND FOR THEIR REMOVAL ONLY FOR CAUSE AND BY A TWO-THIRDS STOCKHOLDER VOTE

               / /  FOR       / /  AGAINST        / /  ABSTAIN

          PROPOSAL 3: AMENDMENT TO THE RESTATED CERTIFICATE TO REQUIRE ALL STOCKHOLDER ACTION TO BE TAKEN AT A STOCKHOLDERS' MEETING

               / /  FOR       / /  AGAINST        / /  ABSTAIN

          PROPOSAL 4: AMENDMENT TO THE RESTATED CERTIFICATE TO REQUIRE A TWO-THIRDS STOCKHOLDER VOTE TO AMEND OR REPEAL CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE

               / /  FOR       / /  AGAINST        / /  ABSTAIN

          PROPOSAL 5: APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY

               / /  FOR       / /  AGAINST        / /  ABSTAIN

    Please check the following box if you plan to attend the annual meeting of stockholders in person. / /

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR" PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4 AND "FOR" PROPOSAL 5, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

               Dated: ________________________ , 2001



               _____________________________________
                             Signature


               _____________________________________
                             Signature

PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. JOINT OWNERS SHOULD EACH SIGN. IF A CORPORATION, SIGN IN CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

          PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY
                         USING THE ENCLOSED ENVELOPE.